                                                                      EXHIBIT 11


                   CALCULATION OF PRIMARY EARNINGS PER SHARE



                                                                          Year Ended April 30,
                                                            ----------------------------------------------
                                                               1996              1995             1994
                                                               ----              ----             ----
Net earnings                                                $177,168,000     $107,259,000     $200,528,000
                                                            ============     ============     ============

Weighted average number of shares outstanding -
   primary:  Weighted average number of common
   shares outstanding                                        103,926,000      105,029,000      105,882,000


   Dilutive effect of stock options after
   application of treasury stock method                          524,000          708,000          887,000

   Dilutive effect of Convertible Preferred
   Stock                                                       1,609,000          134,000             -
                                                             -----------      -----------      -----------

Weighted average number of shares outstanding                106,059,000      105,871,000      106,769,000
                                                             ===========      ===========      ===========

Earnings per share:
   Primary                                                         $1.67            $1.01            $1.88
                                                                   =====            =====            =====

                                                                      EXHIBIT 11


                CALCULATION OF FULLY DILUTED EARNINGS PER SHARE



                                                                         Year Ended April 30,
                                                       -------------------------------------------------------

                                                           1996                  1995                 1994
                                                           ----                  ----                 ----
Net earnings                                           $177,168,000          $107,259,000         $200,528,000
                                                       ============          ============         ============

Weighted average number of shares outstanding -
   fully diluted:  Shares used in calculating
   primary earnings per share                           106,059,000           105,871,000          106,769,000

   Additional effect of stock options after
   application of treasury stock method                       -                   155,000              203,000
                                                        -----------           -----------          -----------

Weighted average number of shares outstanding           106,059,000           106,026,000          106,972,000
                                                        ===========           ===========          ===========

Earnings per share:
   Fully diluted                                              $1.67                 $1.01                $1.87
                                                              =====                 =====                =====